Exhibit 99.1

PROFESSIONAL ETHICS

STANDARD OF BUSINESS CONDUCT AND ETHICS

As a Company, we are interested in positive end results.  We are also interested in how we get those positive end results.  Ethical behavior is good business.  There are huge costs associated with unethical behaviors including fines, penalties, client alienation, increased government regulation and damage to both an individual’s image as well as the Company’s public image.

Corporate integrity is dependent upon individual integrity.  It is understood that each employee may face difficult ethical decisions for which he or she is ultimately responsible.  Employees are asked to act within the bounds of their level of responsibility, with the appropriate amount of information to make ethical decisions, and with a clear understanding of their employer’s intent of operating as an honest, reputable company.

It is recognized that employees may need to seek advice when facing difficult situations and to report problems after witnessing questionable acts. The Company encourages you to take these actions, when appropriate for our mutual best interest.

The Company is a reflection of our people and the services that we provide.  Our image and our future lie with our people; our reputation is created by our employees.  To maintain a credible business, each employee is expected to act as a law abiding, responsible, and responsive corporate citizen.  In addition, each employee is expected to conduct business in a manner reflecting the highest standards of business ethics.

COMPLIANCE REVIEWS

The Company Internal auditors in their regular reviews of business operations will be alert for indications of violations of the company’s standards of professional ethics.  Management members shall confirm in writing on a regular basis that they are unaware of any violations or have reported those of which they become aware. All managers are responsible for enforcement of and compliance with these policies.

REPORTING VIOLATIONS

Every employee has the duty to report any suspected violation of the company’s standards of professional ethics by any other employee.  Failure to report a known violation is in itself a violation.

To assure the confidentiality of this process and preclude reprisals, reports will be made by telephone or letter to the General Manager or Personnel Manager only.  The General Manager/Personnel Manager is responsible for investigating the matter, taking the appropriate action, and advising the reporting employee of the outcome.

Management is expected to support and publicize the company’s standards of professional ethics among their employees and to encourage the reporting of violations without fear of retribution.

Confidentiality

In the course of your work, you may have access to confidential information regarding the Company, its suppliers, clients, or perhaps even fellow employees. Each employee is responsible for safeguarding confidential information obtained during employment. Such information includes, but is not limited to, information about the company suppliers, contractors, clients, business relationships, contracts, property, finances, stockholders, transactions, proposed transactions, inventions, trade secrets, research and development data or know-how, reports and compilations, construction processing methods, cost estimates, financial forecasts, correspondence and the like.

It is your responsibility not to reveal or divulge any confidential information unless it is necessary for you to do so in the performance of your duties.  Access to confidential information should be on a “need to know” basis and must be authorized by your supervisor.  No one is permitted to remove or make copies of any Company records, reports, or documents without prior management approval.  Any breach of this policy will not be tolerated and will be grounds for disciplinary action, up to and including termination of employment or appropriate legal action.

The employee must not disclose or use any of the Company’s confidential information, in any compromising manner, either during or after employment.  It is important to note that this Confidentiality clause is a condition of your employment with the Company, and it is your obligation to maintain confidential information, even after you leave the Company’s employ.

In furtherance of this policy, each employee may be asked to sign a Confidentiality Agreement, in which the employee promises not to disclose or use any of the Company’s confidential information in any compromising manner, either during or after employment.

Outside/Media interviews

In the event employees are approached for interviews or comments by the news media, or others who do not work for the Company, such individuals should be referred to the General Manager.  Only people designated by the President and General Manager may comment on Company policy, events concerning the

Company, actions of Company employees, or any other aspect of the Company and Its business, any violation to this policy will result in disciplinary action, up to and including termination of employment.

Charities, Collections & Contributions

Third party requests for Company donations to charities and sponsorships should be referred to the President through your immediate supervisor, for consideration and possible action. No fundraising, solicitations and collections for the benefit of any third party are permitted during work hours or on Company premises.

Conflict of interest

Employees are expected to use good judgment, follow the Company’s ethical standards, and avoid situations that create or could create a conflict between the employee’s personal interests and the interests of the Company.  A conflict of interest also exists where the employee’s loyalties or actions are divided between the Company’s interests and those of another, such as a competitor, supplier, or client.  Examples of conflicts or possible conflicts include, but are not limited to:

(1)                                  Having a direct or indirect financial relationship with a competitor, or supplier;

(2)                                  Using Company information or your position in the Company for personal gain or to the Company’s detriment; and

(3)                                  Using Company property for personal profit or engaging in personal activities on Company time.

Employees who engage in activities that constitute a conflict of interest must work with the Company to resolve the conflict.  If the conflict cannot be resolved, the employee may be transferred or terminated, an employee’s failure to adhere to this policy, including failure to disclose any financial relationship with a competitor, client or supplier, accepting gifts, bribes or kick-backs, or failure to seek Company Permission to use Company property for personal use will result in disciplinary action, up to and including termination of employment.

Insider Trading Policy

Summary

Insider trading is improper trading in securities on the basis of price sensitive information that is not generally available to others. If you have actual or imputed knowledge about Telesource that is price sensitive and is not generally available (and you are aware or should be aware of this) then you must not:

Buy or sell Telesource securities;

Recommend or suggest to others that they buy or sell those securities;

Communicate the information to another person you know would be likely to use the information to buy or sell Telesource securities.

Insider trading is prohibited by Law and breaches of this prohibition may result in fines of up to $200,000 and/or up to 5 years’ imprisonment. A breach of this insider trading policy is also grounds for disciplinary action, including suspension or termination of employment. There are special procedures to be followed before you deal in Telesource securities.

If you are not sure whether you may trade in securities, seek advice from the Company’s Chief Financial Officer (“CFO”), or direct your inquiry to your immediate supervisor who will present your questions to the CFO.

A. Insider trading policy

Insider trading and tipping by directors, officers and employees of Telesource International and entities directly or indirectly under its control (the “Telesource Group”) is strictly prohibited. Every Telesource Group employee must be familiar with and observe this policy.

If you are in doubt about the application of this policy you should consult the CFO before proceeding with any transaction.

B. Consequences of a breach of insider trading policy

Insider trading conduct can lead to individual liability as well as damage to the reputation of the Telesource Group. Insider trading is prohibited by Law and a breach of this prohibition can result in fines of up to $200,000 against the person involved as well as up to five years’ imprisonment. A breach of the Telesource Insider Trading Policy by Telesource Group directors, officers or employees may also result in disciplinary action by the Telesource Group including suspension or termination of your employment with the Telesource Group.

C. What is insider trading?

Insider trading means buying or selling shares or other securities on the basis of price sensitive information that is not generally available to others. It includes procuring or inducing another person to buy or sell securities about which insider information is known.

D. What is prohibited?

The prevailing Law prohibits a person who is an insider from:

Subscribing for, purchasing or selling or entering into an agreement to subscribe for, purchase or sell any securities about which price sensitive information which is not generally available is known;

Procuring, inciting, inducing or encouraging any other person to subscribe for, purchase or sell securities about which price sensitive information which is not generally available is known;

Trading on the stock market in securities about which price sensitive information which is not generally available is known; or

Directly or indirectly communicating price sensitive information which is not generally available to another person if the insider knows or ought to reasonably know that the other person would be likely to subscribe for, purchase or sell securities or procure a third person to do so.

Example: You are involved in the Company’s bidding for a project and you become aware that it is probable that the Company will be awarded the project.  You call a stockbroker and place an order for 10,000 shares in Telesource. Analysis: This is insider trading conduct which exposes you to fines, imprisonment and disciplinary action.

E. What are securities? Securities are:

Shares or debentures in a corporation;

Prescribed interests in a corporation;

Units of shares or prescribed interests;

Options to acquire or sell securities.

F. Who is an “insider”?

An “insider” is any person who possesses information that is not generally available where that information would reasonably be expected to have a material effect on the price or value of securities of the company. An insider is anyone who has inside information, whether or not they are associated in any way with the company concerned. It is irrelevant how the information was obtained.

G. When do you possess inside information?

You are in possession of inside information when you have actual or imputed knowledge of information about securities that is not generally available and is price sensitive and you know or ought reasonably to know that the information is not generally available and is price sensitive. When is information generally available? Information is generally available if it is:

Readily observable;

Made known to persons who commonly invest in securities; or

A deduction, conclusion or inference of information which is readily observable or has been made known to persons who commonly invest in securities.

For example, the following information would be considered to be generally available:

General market information that has been announced to a stock exchange or is contained in a public announcement by the company concerned;

Information obtained by investment research which is based on information freely made available by companies to the researcher and is generally made available to anyone making similar enquiries;

Published information of investment advisers and brokers.

Before information can be considered to be generally available, a reasonable period must have elapsed after the information was first made known, for the information to be disseminated among investors. Generally, this means that a person who has access to inside information should wait (72) hours after that information is announced publicly before dealing in securities. All other forms of information should be regarded as not generally available.

When is information price sensitive?

Information will be regarded as price sensitive where a reasonable person would expect the information to have a material effect on the price or value of the securities. A material effect on price or value exists where the information is likely to influence people who commonly invest in securities in deciding whether to subscribe for, buy or sell those securities.

How can I check if I have inside information?

It will often be difficult to determine whether any particular information is inside information. In cases where you know information is price sensitive and not generally available you should immediately treat that information as inside information.

If you do not know if the information is price sensitive and not generally available you should consider whether there is anything about the information and the surrounding circumstances which could mean that you ought reasonably to know that the information is price sensitive and not generally available. If there is anything to suggest this, you must treat the information as inside information until you become certain whether or not it is inside information.

If you are not certain whether you have inside information, you should contact the CFO before engaging in any securities transaction.

H. What is tipping?

Tipping involves an insider communicating either directly or indirectly inside information to another person when the insider knows or should reasonably know that the other person would or is likely to use that information to deal in securities or to induce a third party to deal in the securities. Tipping is a form of insider trading and is prohibited by the Corporations Law.

I. When can I deal in securities? (Other than Telesource Group Securities - see below)

There are certain times when it may be possible to deal in securities because at these times generally all price sensitive information is publicly available. These are:

When there is a current prospectus issued by the relevant company;

For up to (30) days after the release of half yearly and final results and any dividend announcements;

During the period from (3) days after the release of the annual report to (30) days after the annual general meeting;

For a new issue, while rights are being traded;

Where the shares are acquired pursuant to an approved employee share scheme or dividend reinvestment scheme.

Despite these “windows”, if a person obtains price sensitive information which is not generally available during this time, that person must not deal in the securities or procure another person to deal in the securities.

J. When can I deal in Telesource Group securities?

There are additional restrictions on dealings in Telesource Group securities. You may only deal in Telesource Group securities if you:

Do not have any inside information; and

Have obtained the clearance of the CFO.

You must notify the CFO of any dealings in Telesource Group securities within (72) hours of effecting a transaction involving Telesource Group securities.

K. What if I am not sure?

If you are not sure whether you may deal in securities consistently with this policy and the Corporations Law, you should discuss the situation with the CFO.

Telesource International, Inc. and subsidiaries policy regarding foreign corrupt practices act

Summary

In general, the Foreign Corrupt Practices Act (FCPA) prohibits corrupt payments to foreign officials for the purpose of obtaining or keeping business. The Department of Justice is the chief enforcement agency, with a coordinate role played by the Securities and Exchange Commission (SEC).

The anti-bribery provisions of the FCPA make it unlawful for a U.S. person, and certain foreign issuers of securities, to make a corrupt payment to a foreign official for the purpose of obtaining or retaining business for or with, or directing business to, any person. Since 1998, they also apply to foreign firms and persons who take any act in furtherance of such a corrupt payment while in the United States.

The FCPA also requires companies whose securities are listed in the United States to meet its accounting provisions. These accounting provisions, which were designed to operate in tandem with the anti-bribery provisions of the FCPA, require corporations covered by the provisions to make and keep books and records that accurately and fairly reflect the transactions of the corporation and to devise and maintain an adequate system of internal accounting controls.

Violations of the FCPA by directors, officers and employees of Telesource International and entities directly or indirectly under its control (the “Telesource Group”) is strictly prohibited. Every Telesource Group employee must be familiar with and observe this policy. A copy of the FCPA statute 15 U.S.C. §78m follows this policy statement, “Attachment A”.

If you are in doubt about the application of this policy you should consult the CFO before proceeding with any transaction.

ENFORCEMENT

The Department of Justice is responsible for all criminal enforcement and for civil enforcement of the anti-bribery provisions with respect to domestic concerns and foreign companies and nationals. The SEC is responsible for civil enforcement of the anti-bribery provisions with respect to issuers.

ANTI-BRIBERY PROVISIONS

Basic Prohibition

The FCPA makes it unlawful to bribe foreign government officials to obtain or retain business. With respect to the basic prohibition, there are five elements which must be met to constitute a violation of the Act:

A. Who — The FCPA potentially applies to any individual, firm, officer, director, employee, or agent of a firm and any stockholder acting on behalf of a firm. Individuals and firms may also be penalized if they order, authorize, or assist someone else to violate the anti-bribery provisions or if they conspire to violate those provisions.

Under the FCPA, U.S. jurisdiction over corrupt payments to foreign officials depends upon whether the violator is an “issuer,” a “domestic concern,” or a foreign national or business. An “issuer” is a corporation that has issued securities that have been registered in the United States or who are required to file periodic reports with the SEC. A “domestic concern” is any individual who is a citizen, national, or resident of the United States, or any corporation, partnership, association, joint-stock company, business trust, unincorporated organization, or sole proprietorship which has its principal place of business in the United States, or which is organized under the laws of a State of the United States, or a territory, possession, or commonwealth of the United States. Issuers and domestic concerns may be held liable under the FCPA under either territorial or nationality jurisdiction principles. For acts taken within the territory of the United States, issuers and domestic concerns are liable if they take an act in furtherance of a corrupt payment to a foreign official using the U.S. mails or other means or instrumentalities of interstate commerce. Such means or instrumentalities include telephone calls, facsimile transmissions, wire transfers, and interstate or international travel. In addition, issuers and domestic concerns may be held liable for any act in furtherance of a corrupt payment taken outside the United States. Thus, a U.S. company or national may be held liable for a corrupt payment authorized by employees or agents operating entirely outside the United States, using money from foreign bank accounts, and without any involvement by personnel located within the United States.

U.S. parent corporations may be held liable for the acts of foreign subsidiaries where they authorized, directed, or controlled the activity in question, as can U.S. citizens or residents, themselves “domestic concerns,” who were employed by or acting on behalf of such foreign-incorporated subsidiaries.

B. Corrupt intent — The person making or authorizing the payment must have a corrupt intent, and the payment must be intended to induce the recipient to misuse his official position to direct business wrongfully to the payer or to any other person. You should note that the FCPA does not require that a corrupt act succeed in its purpose. The offer or promise of a corrupt payment can constitute a violation of the statute. The FCPA prohibits any corrupt payment intended to influence any act or decision of a foreign official in his or her official capacity, to induce the official to do or omit to do any act in violation of his or her lawful duty, to obtain any improper advantage, or to induce a foreign official to use his or her influence improperly to affect or influence any act or decision.

C. Payment — The FCPA prohibits paying, offering, promising to pay (or authorizing to pay or offer) money or anything of value.

D. Recipient — The prohibition extends only to corrupt payments to a foreign official, a foreign political party or party official, or any candidate for foreign political office. A “foreign official” means any officer or employee of a foreign government, a public international organization, or any department or agency thereof, or any person acting in an official capacity. You should consider utilizing the Department of Justice’s Foreign Corrupt Practices Act Opinion Procedure for particular questions as to the definition of a “foreign official,” such as whether a member of a royal family, a member of a legislative body, or an official of a state-owned business enterprise would be considered a “foreign official.”

The FCPA applies to payments to any public official, regardless of rank or position. The FCPA focuses on the purpose of the payment instead of the particular duties of the official receiving the payment, offer, or promise of payment, and there are exceptions to the anti-bribery provision for “facilitating payments for routine governmental action” (see below).

E. Business Purpose Test — The FCPA prohibits payments made in order to assist the firm in obtaining or retaining business for or with, or directing business to, any person. The Department of Justice interprets “obtaining or retaining business” broadly, such that the term encompasses more than the mere award or renewal of a contract. It should be noted that the business to be obtained or retained does not need to be with a foreign government or foreign government instrumentality.

Third Party Payments

The FCPA prohibits corrupt payments through intermediaries. It is unlawful to make a payment to a third party, while knowing that all or a portion of the payment will go directly or indirectly to a foreign official. The term “knowing” includes conscious disregard and deliberate ignorance. The elements of an offense are essentially the same as described above, except that in this case the “recipient” is the intermediary who is making the payment to the requisite “foreign official.”

Intermediaries may include joint venture partners or agents. To avoid being held liable for corrupt third party payments, U.S. companies are encouraged to exercise due diligence and to take all necessary precautions to ensure that they have formed a business relationship with reputable and qualified partners and representatives. Such due diligence may include investigating potential foreign representatives and joint venture partners to determine if they are in fact qualified for the position, whether they have personal or professional ties to the government, the number and reputation of their clientele, and their reputation with the U.S. Embassy or Consulate and with local bankers, clients, and other business associates. In addition, in negotiating a business relationship, the U.S. firm should be aware of so-called “red flags,” i.e., unusual payment patterns or financial arrangements, a history of corruption in the country, a refusal by the foreign joint venture partner or representative to provide a certification that it will not take any action in furtherance of an unlawful offer, promise, or payment to a foreign public official and not take any act that would cause the U.S. firm to be in violation of the FCPA, unusually high commissions, lack of transparency in expenses and accounting records, apparent lack of qualifications or resources on the part of the joint venture partner or representative to perform the services offered, and whether the joint venture partner or representative has been recommended by an official of the potential governmental customer.

SANCTIONS AGAINST BRIBERY

Criminal

The following criminal penalties may be imposed for violations of the FCPA’s anti-bribery provisions: corporations and other business entities are subject to a fine of up to $2,000,000; officers, directors, stockholders, employees, and agents are subject to a fine of up to $100,000 and imprisonment for up to five years. Moreover, under the Alternative Fines Act, these fines may be actually quite higher — the actual fine may be up to twice the benefit that the defendant sought to obtain by making the corrupt payment. You should also be aware that fines imposed on individuals may not be paid by their employer or principal.

Civil

The Attorney General or the SEC, as appropriate, may bring a civil action for a fine of up to $10,000 against any firm as well as any officer, director, employee, or agent of a firm, or stockholder acting on behalf of the firm, who violates the anti-bribery provisions. In addition, in an SEC enforcement action, the court may impose an additional fine not to exceed the greater of (i) the gross amount of the pecuniary gain to the defendant as a result of the violation, or (ii) a specified dollar limitation. The specified dollar limitations are based on the egregiousness of the violation, ranging from $5,000 to $100,000 for a natural person and $50,000 to $500,000 for any other person.

The Attorney General or the SEC, as appropriate, may also bring a civil action to enjoin any act or practice of a firm whenever it appears that the firm (or an officer, director, employee, agent, or stockholder acting on behalf of the firm) is in violation (or about to be) of the anti-bribery provisions.

Other Governmental Action

Under guidelines issued by the Office of Management and Budget, a person or firm found in violation of the FCPA may be barred from doing business with the Federal government. Indictment alone can lead to suspension of the right to do business with the government. The United States President has directed that no executive agency shall allow any party to participate in any procurement or nonprocurement activity if any agency has debarred, suspended, or otherwise excluded that party from participation in a procurement or nonprocurement activity.

In addition, a person or firm found guilty of violating the FCPA may be ruled ineligible to receive export licenses; the SEC may suspend or bar persons from the securities business and impose civil penalties on persons in the securities business for violations of the FCPA; the Commodity Futures Trading Commission and the Overseas Private Investment Corporation both provide for possible suspension or debarment from agency programs for violation of the FCPA; and a payment made to a foreign government official that is unlawful under the FCPA cannot be deducted under the tax laws as a business expense.

Private Cause of Action

Conduct that violates the anti-bribery provisions of the FCPA may also give rise to a private cause of action for treble damages under the Racketeer Influenced and Corrupt Organizations Act (RICO), or to actions under other federal or Commonwealth state laws. For example, an action might be brought under RICO by a competitor who alleges that the bribery caused the defendant to win a foreign contract.

Company

Telesource and its subsidiaries will comply with the provisions of the FCPA. Violations of the FCPA are strictly prohibited. A breach of the Telesource Insider Trading Policy by Telesource Group directors, officers or employees may also result in disciplinary action by the Telesource Group including suspension or termination of your employment with the Telesource Group.

The FCPA statute follows this policy statement. Should you have any questions, please contact the CFO.

Anti-bribery and books and records provisions of the foreign corrupt practices act.

Current through public law 105-366 (November 10, 1998). United States Code Title 15. Commerce and Trade Chapter 2B - Securities Exchanges, Attachment “A”.

What is Sarbanes Oxley?

In January 2002, the U.S. Congress passed the Sarbanes-Oxley Act of 2002. Sarbanes-Oxley is designed to enhance the protection of investors by improving the accuracy and reliability of corporate disclosures. Telesource has established and must maintain internal controls to protect the stockholders and will take appropriate steps to preserve the quality of its internal controls. Telesource efforts to comply with the requirements of Sarbanes-Oxley is an ongoing effort which will include periodic changes to corporate policies and procedures.

USE OF COMPANY PROPERTY

Company Property

Desks, vehicles, computers, computer software, printers, all office equipment, supplies and keys are Company property and must be maintained and used according to Company rules.  They must be kept clean and are to be used only for work-related purposes.  Company property is not to be removed from the premises or Company job-sites without prior authorization.  The Company reserves the right to inspect all Company property to insure compliance with its rules, without notice to the employee and in the employee’s absence.

Employees are prohibited from being on Company premises or Company job-sites while not on duty, unless prior authorization is obtained.  Employees are expressly prohibited from using Company facilities, Company property or Company equipment for personal use, unless prior authorization has been obtained.

Personal use of the Telephone During Working Hours

Use of the Company telephone for personal reasons during working hours is prohibited except under the following conditions.  All personal calls made or accepted during working hours must be limited to less than three (3) minutes in duration except in extreme circumstances and/or emergencies.  Also, numerous calls fewer than three (3) minutes in length by or to the same employee or the same extension will be scrutinized by the Company and will not be tolerated.  All toll charges incurred by an employee for personal telephone calls must be reimbursed to the Company. Collect calls shall not be accepted at any time by the employee. The company reserves the right to monitor all calls made or received on company phones to the extent permitted by state and federal law.

Computer and E-Mail Policy

The Company makes every effort to provide the best available technology to those performing services for the Company.  In this regard, the Company has installed, at substantial expense, equipment such as computers and electronic mail.  This policy is to advise those who use our business equipment on the subject of access to and disclosure of computer-stored information, which is sent or received using Company equipment, and to set forth the conditions for the proper use of Company computers and e-mail service.

Company property, including computers and e-mail, should normally only be used for conducting Company business.  Incidental and occasional personal use of company computers and e-mail is permitted, but information and messages stored on company equipment will be treated no differently from other business-related information. This means that the Company has the right to monitor e-mail and personal computer files kept on Company equipment.  The Company will inspect the contents of computers and e-mail if it suspects Company equipment is being used for unauthorized or disruptive purposes.

Company computers and e-mail shall not be used to access, create or download any offensive, pornographic or disruptive web sites or messages, nor shall they be used for any unlawful purpose, including unlawful copying of copyright protected information and software. The company’s e-mail system may not be used to solicit donations for commercial, religious, or political causes or other non-job related solicitations.

Other than the company’s right to retrieve and read any e-mail or computer file stored on company equipment, no other person shall have the right to access any other employee’s e-mail or computer files. Computer files and e-mail shall be opened only by the author or recipient and shall be deemed confidential. The company’s General Manager or President shall review any request for access to the contents of an individual’s computer files or e-mail prior to access being made without that individual’s consent.

Any employee who violates this policy or uses company equipment for improper purposes may be subject to discipline, up to and including termination.

Employees who are required to drive

Employees who are required to drive a company vehicle will be required to show proof of a current valid license prior to the first day of employment. The company will also review an employee’s driving record, if necessary, to determine his or her qualifications.

The company will be responsible for providing routine maintenance and repair of the vehicle; however, the operator is directly responsible for reporting maintenance or repair needs, proper use and the cleanliness of that vehicle. Improper or negligent use of the vehicle will lead to disciplinary action and Telesource may hold the operator personally liable for any injuries or necessary repairs.

It is the operator’s responsibility to make sure that the vehicle/equipment that he/she is assigned to contains a valid original vehicle/equipment registration and a valid original insurance card, and if the same is not available in the vehicle/equipment; it is the operator’s responsibility to report the same to the Construction Equipment & Transportation Department (CETD). Any changes or restrictions to an employee’s driving status must be reported immediately to the Personnel Manager.

Employees must promptly notify Telesource of:

1. Any accident in which the employee is involved whilst driving any vehicle on company business;

2. Any accident in another vehicle while on company business in which the employee is involved either as the driver or as a passenger; and,

3. Any charges or driving offenses brought against the employee by the police and any endorsement imposed.

A report will also be required from the owner of a private vehicle involved in an accident whilst on official company business. The company retains the right to transfer to an alternative position, suspend, or terminate any employee whose license is revoked, or who is uninsurable under the company’s policy

Use of Company Mailing Address

The company mailing address is available to all personnel for their usage, provided that the company name does not appear on their personal mail, as the addressee. Any mail that states Telesource (CNMI) will be opened regardless if the mail is personal or business related.

Any employee who violates this policy may be subject to disciplinary action, as the company will not be liable for any personal transactions via the usage of the company mailing address for personal purposes.

SIGNATURE